Exhibit 10.14

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald President and Chief Executive Officer	$850,000
C. S. Warren Huang President of Afton Chemical Corporation	$665,000
Stephen M. Edmonds Vice President and General Counsel	$345,000
Bruce R. Hazelgrove, III Vice President, Corporate Resources	$327,300
David A. Fiorenza Vice President and Chief Financial Officer	$307,800